Exhibit 99.1

BUSINESS OF AVADEL

General Overview

Avadel Pharmaceuticals plc (“Avadel”) is a branded specialty pharmaceutical company. Avadel’s current revenues are primarily derived from products it markets based on first-to-file New Drug Applications (“NDAs”) for pharmaceutical products previously sold in the U.S. without Food and Drug Administration (“FDA”) approval (“Unapproved Marketed Products” or “UMDs”). In addition, through the acquisition of patient-focused, innovative products or businesses in the commercial- and or late-stage of development, Avadel seeks to provide solutions for overlooked and unmet medical needs, including its urology product, Noctiva™, which it in-licensed in 2017 and will begin marketing in 2018. Avadel also seeks to develop products that utilize its Micropump® drug delivery technology, such as its narcolepsy product which is in clinical trials.

Avadel’s current commercial portfolio consists of three sterile injectable products, which were previously UMDs, used in the hospital setting, and Noctiva™, a urology product, which is the first and only FDA approved product for the treatment of nocturia due to nocturnal polyuria in adults. Avadel believes that nocturia, the condition of waking two or more times per night to void, represents a large unmet medical need affecting approximately 40 million Americans.

Avadel is actively developing a fourth sterile, injectable UMD product with an expected NDA filing in 2018. In addition, Avadel is are currently enrolling patients in its REST-ON Phase III clinical trial to evaluate the safety and efficacy of FT 218, a once-nightly formulation of sodium oxybate using Micropump®, for the treatment of excessive daytime sleepiness (EDS) and cataplexy in patients suffering from narcolepsy. Narcolepsy is a rare sleep disorder with few approved treatment options. Avadel will continue to strategically evaluate potential UMD and Micropump® based product candidates for development and approval, and will also look for synergistic acquisition targets to grow its company.

Corporate Information

Avadel was incorporated on December 1, 2015 as an Irish private limited company, and re-registered as an Irish public limited company, or plc, on November 21, 2016. Its principal place of business is located at Block 10-1, Blanchardstown Corporate Park, Ballycoolin, Dublin 15, Ireland. Avadel’s phone number is 011-353-1-485-1200, and its website is www.avadel.com. Avadel’s website is not incorporated into this Current Report on Form 8-K.

Avadel is the successor to Flamel Technologies S.A., a French société anonyme (“Flamel”), as the result of the merger of Flamel with and into Avadel which was completed at 11:59:59 p.m., Central Europe Time, on December 31, 2016 (the “Merger”) pursuant to the agreement between Flamel and Avadel entitled Common Draft Terms of Cross-Border Merger dated as of June 29, 2016 (the “Merger Agreement”). Immediately prior to the Merger, Avadel was a wholly owned subsidiary of Flamel. In accordance with the Merger Agreement, as a result of the Merger:

•	Flamel ceased to exist as a separate entity and Avadel continued as the surviving entity and assumed all of the assets and liabilities of Flamel;

•	Avadel’s authorized share capital is $5,500,000 divided into 500,000,000 ordinary shares with a nominal value of $0.01 each and 50,000,000 preferred shares with a nominal value of $0.01 each, and €25,000 divided into 25,000 deferred ordinary shares with a nominal value of €1.00 each;

o	all outstanding ordinary shares of Flamel, €0.122 nominal value per share, were canceled and exchanged on a one-for-one basis for newly issued ordinary shares of Avadel, $0.01 nominal value per share. This change in nominal value of Avadel’s outstanding shares resulted in its reclassifying $5,936,928 on its balance sheet from ordinary shares to additional paid-in capital;

o	Avadel’s Board of Directors is authorized to issue preferred shares on a non-pre-emptive basis, for a maximum period of five years, at which point such authority may be renewed by shareholders. The Board of Directors has discretion to dictate terms attached to the preferred shares, including voting, dividend, conversion rights, and priority relative to other classes of shares with respect to dividends and upon a liquidation; and

o	all outstanding American Depositary Shares (ADSs) representing ordinary shares of Flamel were canceled and exchanged on a one-for-one basis for ADSs representing ordinary shares of Avadel.

Thus, the Merger changed the jurisdiction of Avadel’s incorporation from France to Ireland, and an ordinary share of Avadel held (either directly or represented by an ADS) immediately after the Merger continued to represent the same proportional interest in Avadel’s equity owned by the holder of a share of Flamel immediately prior to the Merger.

References in this “Business of Avadel” to “Avadel” shall be deemed to be references to Flamel prior to the completion of the Merger, unless the context otherwise requires.

Prior to completion of the Merger, the Flamel ADSs were listed on the Nasdaq Global Market (“Nasdaq”) under the trading symbol “FLML”; and immediately after the Merger Avadel’s ADSs were listed for and began trading on Nasdaq on January 3, 2017 under the trading symbol “AVDL.”

Further details about the reincorporation, the Merger and the Merger Agreement are contained in Avadel’s definitive proxy statement filed with the SEC on July 5, 2016 (“2016 Proxy”).

Under Irish law, Avadel can only pay dividends and repurchase shares out of distributable reserves, as discussed further in the 2016 Proxy. Upon completion of the Merger, Avadel did not have any distributable reserves. On February 15, 2017, Avadel filed a petition with the High Court of Ireland seeking the court’s confirmation of a reduction of Avadel’s share premium so that it can be treated as distributable reserves for the purposes of Irish law. On March 6, 2017, the High Court issued its order approving the reduction of Avadel’s share premium arising pursuant to the Merger by $317.3 million which can be treated as distributable reserves.

Avadel currently has five direct wholly owned subsidiaries: Avadel US Holdings, Inc., Flamel Ireland Limited, trading under the name Avadel Ireland, Avadel Investment Company Limited, Avadel Finance Ireland Designated Activity Company and Avadel France Holding SAS. Avadel US Holdings, Inc. is a Delaware corporation, and is the holding entity of Avadel Specialty Pharmaceuticals, LLC, Avadel Legacy Pharmaceuticals, LLC, Avadel Management Corporation, FSC Holding Company and Avadel Operations Company, Inc. Avadel Finance Ireland Designated Activity Company is the holding entity of Avadel Finance Cayman Limited. Avadel Ireland is a corporation organized under the laws of Ireland and is where all intangible property was relocated on December 16, 2014. Avadel France Holding SAS is a société par actions simplifiée, organized under the laws of France and is the holding entity of Avadel Research SAS where Avadel’s research and development activities take place.

Recent Developments

Asset Purchase Agreement with Cerecor. On February 12, 2018, Avadel and certain of its subsidiaries, as sellers, entered into an asset purchase agreement (the “Cerecor Purchase Agreement”) with Cerecor, Inc. (“Cerecor”) pursuant to which the sellers agreed to divest substantially all of the assets held directly and indirectly by FSC Therapeutics, LLC and FSC Laboratories, Inc (collectively, “FSC”). FSC markets three pediatric pharmaceutical products indicated for infection, allergy and gastroesophageal disease (“GERD”), and a medical device for the administration of aerosolized medication using pressurized Metered Dose Inhalers (pMDIs) for the treatment of asthma. Avadel acquired FSC in February 2016 from Deerfield CSF, LLC (“Deerfield CSF”), an affiliate of Deerfield Management, one of Avadel’s major shareholders. The Cerecor Purchase Agreement provides that Cerecor will acquire FSC’s business assets and will assume Avadel’s remaining payment obligations to Deerfield CSF under the February 2016 membership interest purchase agreement pursuant to which Avadel acquired FSC (the “2016 MIPA”). Avadel will retain responsibility for the interim interest payment of $262,500 per quarter through March 31, 2018. The remaining payment obligations to Deerfield CSF, which were assumed by Cerecor, consist of (a) a quarterly payment of $262,500 beginning July 2018 and ending October 2020 (a total remaining payment obligation of $2.6 million), (b) a payment in January 2021 of $15.3 million, and (c) a 15% royalty per annum on net sales of the FSC products during the period ending February 6, 2026, up to a total royalty of approximately $10.3 million (the “Royalty”). Avadel will pay a make-whole payment to Cerecor in respect of costs incurred in 2018 and 2019 associated with a certain supply contract being assumed by Cerecor.

The transactions under the Cerecor Purchase Agreement require the consent of Deerfield CSF. Such consent is expected to be delivered at the closing, subject to the delivery by Avadel of its guaranty, in favor of Deerfield CSF, of the payment obligations under the 2016 MIPA being assumed by Cerecor including certain minimum Royalty payments. As a further condition to closing under the Cerecor Purchase Agreement, the majority shareholder of Cerecor will issue a guarantee in favor of Avadel the effect of which is to largely offset any payment obligations Avadel may incur as a result of the Avadel guaranties to Deerfield CSF including any payments in respect of the minimum Royalty payments. In addition, Avadel will enter into a development agreement with Cerecor pursuant to which Avadel will use reasonable diligent efforts to develop and provide to Cerecor four product formulations utilizing Avadel’s LiquiTime® technology. Cerecor will reimburse Avadel for any costs associated with the development of the four LiquiTime® products in excess of $1 million in the aggregate. Successful completion of pilot bioequivalence studies with respect to the four LiquiTime® products are to be completed within the first 18 months from the effective date of the development agreement. Upon transfer of these product formulations, Cerecor will assume all remaining development costs and responsibilities for the completion of product development, any required clinical studies, construction of NDA applications and associated filing fees. Upon regulatory approval and commercial launch of any such LiquiTime® products, Cerecor will pay Avadel quarterly royalties based on a percentage of net sales of any products in the mid-single digits.

Avadel believes that the divestiture of its pediatric assets pursuant to the Cerecor Purchase Agreement will be accretive to Avadel’s results of operations going forward. However, Avadel is evaluating any gain or loss that it may recognize for financial reporting purposes in the first quarter of 2018 (if a gain) or in the fourth quarter of 2017 (if a loss) as a result of the divestiture pursuant to GAAP.

FT 218 Orphan Drug Designation. In January 2018 Avadel announced that the FDA granted Orphan Drug Designation to its proposed product, FT 218. FT 218, which is currently in a Phase III clinical trial, is intended for the treatment of EDS and cataplexy in patients suffering from narcolepsy. The designation has been granted on the plausible hypothesis that FT 218 may be clinically superior to the only other approved sodium oxybate product. FT 218 is a once-nightly formulation of sodium oxybate using Avadel’s Micropump® technology. Orphan Drug Designation is intended to advance drug development for rare diseases. The FDA provides Orphan Drug Designation to drugs and biologics that demonstrate promise or improvements for the diagnosis and/or treatment of rare diseases or conditions that affect fewer than 200,000 people in the U.S. Following the completion of the clinical trial, if FT 218 is able to adequately demonstrate clinical superiority over the current approved product, Orphan Drug Designation may provide development and commercial incentives for FT 218, including eligibility for a seven-year period of market exclusivity in the U.S., tax credits related to R&D expenditures, and an exemption from FDA user fees. Additional information regarding FT 218 is set forth elsewhere in this “Business of Avadel” under the caption “– Micropump® Based Products – FT 218.”

Avadel’s Business Model

Avadel executes three primary strategies that allow it to develop and/or license or acquire differentiated branded products for FDA approval and commercialization, principally in the United States.

Unapproved Marketed Drug (“UMD”) Products

In 2006 the FDA announced its Marketed Unapproved Drugs – Compliance Policy Guide with the intention to incentivize pharmaceutical companies to pursue approvals for pharmaceutical products, many of which pre-date the establishment of the FDA. Although these products are not protected by patents or similar intellectual property, the FDA’s Compliance Policy Guide dictates that should NDA approval be granted for any such products via a 505(b)(2) process, the FDA will remove competing unapproved manufacturers until a generic application is approved. Avadel believes that over a thousand unapproved drugs are marketed in the United States today and, while many of these products are outdated therapies, it strategically evaluates those UMD products that are more commonly used as candidates for possible future FDA approval and marketing under its UMD program.

Additional UMD Products. Avadel expects to file its fourth NDA for a UMD in 2018, and intends to develop and seek approval for select UMD products with large existing markets and limited competition.

Avadel believes its strategy to create opportunities to commercialize UMD products in markets with a limited number of competitors may have a limited number of opportunities given the lack of patent protection from competition. Avadel believes this shorter-term strategy may provide it with near term revenue growth and provide cash flows that can be used to fund R&D and inorganic initiatives.

To date, Avadel has received FDA approvals for three UMD products which it currently markets under the brand names Bloxiverz® (neostigmine methylsulfate injection), Vazculep® (phenylephrine hydrochloride injection) and Akovaz® (ephedrine sulfate injection), each as more particularly described below.

Bloxiverz® (neostigmine methylsulfate injection), Bloxiverz’s NDA was filed on July 31, 2012. Bloxiverz, was approved by the FDA on May 31, 2013 and was launched in July 2013. Bloxiverz is a drug used intravenously in the operating room for the reversal of the effects of non-depolarizing neuromuscular blocking agents after surgery. Bloxiverz was the first FDA-approved version of neostigmine methylsulfate. Today, neostigmine is one of the two the most frequently used products for the reversal of the effects of other agents used for neuromuscular blocks. There are approximately 2.5 million vials sold annually in the U.S. In the future, sales of Bloxiverz are dependent upon the competitive market dynamics between Avadel and four other competitors in addition to any subsequent ANDA approvals that may occur.

Vazculep® (phenylephrine hydrochloride injection) On June 28, 2013, Avadel filed an NDA for Vazculep (phenylephrine hydrochloride injection). The product was approved by the FDA on June 27, 2014 and is indicated for the treatment of clinically important hypotension occurring in the setting of anesthesia. Avadel started shipping Vazculep (in 1mL single use vials, and 5mL and 10mL pharmacy bulk package vials) to wholesalers in October 2014. There are approximately 7 million vials sold annually in the U.S. Vazculep is the only FDA-approved version of phenylephrine hydrochloride to be available in all three vial sizes. Avadel competes against one other manufacturer who commercializes the 1mL single-dose vial. The volume of sales of Vazculep is dependent upon the competitive landscape in the marketplace, and potential for new competitors that may receive generic approvals in the future.

Akovaz® (ephedrine sulfate injection). On June 30, 2015, Avadel announced its third NDA was accepted by the FDA, and was granted approval for Akovaz on April 29, 2016. On August 12, 2016, Avadel launched Akovaz, into a market of approximately 7.5 million vials annually in the U.S. Avadel was the first approved formulation of ephedrine sulfate, an alpha- and beta- adrenergic agonist and a norepinephrine-releasing agent that is indicated for the treatment of clinically important hypotension occurring in the setting of anesthesia. Avadel began shipping the product to wholesalers in August 2016 in cartons of twenty-five 50 mg/mL 1mL single use vials. During 2016 Akovaz was the only FDA approved version of ephedrine sulfate being commercially sold in the U.S. To date, there are three other approved manufacturers of ephedrine sulfate with whom Avadel competes. The volume of sales of Akovaz is dependent upon the competitive landscape in the marketplace, and potential for new competitors that may receive generic approvals in the future.

Inorganic Growth Through Acquisitions, Licensing, Divestitures and/or Partnerships

Avadel currently has a strong balance sheet and intends to explore and pursue appropriate inorganic growth opportunities that may enhance profitability and cash flow and would complement its urology and hospital products, or its sleep-focused product candidate, FT 218. Avadel in-licensed Noctiva™ in September 2017 from Serenity Pharmaceuticals, and in February 2018 Avadel divested four pediatric products to, and entered into a LiquiTime® development agreement with, Cerecor. Avadel also has an ongoing LiquiTime® development partnership with Elan Pharma International Limited (“Elan Pharmaceuticals”) since 2015, described further in this “Business of Avadel” under “– Other Products Under Development.” Avadel also owns two proprietary drug delivery technologies, Medusa™ and Trigger Lock™, which it has determined are no longer strategically viable for internal development due to the high cost of development and lengthy approval timelines. Avadel will continue to look for opportunities to out-license or divest its Medusa™ and Trigger Lock™ technologies.

Avadel’s most recent in-licensed product, Noctiva™, is urology focused. An outline of the licensing terms can be found under “– Noctiva™ (desmopressin acetate)” immediately below, and additional information regarding Noctiva may be found elsewhere in this “Business of Avadel” under “– Competition and Market Opportunities.”

Noctiva™ (desmopressin acetate). On March 3, 2017, Noctiva™ was granted FDA approval and is the first and only product indicated for treatment of nocturia due to nocturnal polyuria (overproduction of urine during the night) in adults who awaken at least two times per night to void. Noctiva™ is an emulsified low-dose vasopressin analog administered through a preservative-free nasal spray 30 minutes before bedtime. Noctiva is approved in two dosage strengths of 0.83 mcg and 1.66 mcg.

On September 1, 2017, Avadel’s indirect wholly-owned subsidiary, Avadel Specialty Pharmaceuticals, LLC (the “Avadel Licensee”), entered into an Exclusive License and Assignment Agreement (the “Serenity License Agreement”) with Serenity Pharmaceuticals, LLC (“Serenity”). Under the terms of the Serenity License Agreement, Serenity granted to the Avadel Licensee an exclusive license, under certain rights of Serenity in and to certain intellectual property owned by Serenity (the “Serenity IP Rights”), to develop and commercialize the drug desmopressin acetate (the “Drug”) in the United States for the treatment of certain medical conditions characterized by abnormalities or disorders in voiding and other urinary functions of a subject to control urination (the “Field”). Such license includes a sublicense to certain intellectual property owned by CPEX Pharmaceuticals, Inc. (“CPEX”) and Reprise Biopharmaceutics, LLC. (“Reprise”). More specifically, (i) pursuant to a license agreement, effective as of May 28, 2017, Reprise granted Serenity a license to certain intellectual property held by Reprise relating to the Drug, including U.S. Patent Nos. 7,799,761, 7,579,321, and 7,405,203 (each of which is listed in Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book) for Noctiva™) as well as Canadian Patent No. 2,545,194 and (ii) pursuant to a Development and License Agreement, dated February 4, 2008 and as amended March 31, 2010, CPEX granted Serenity a license to certain intellectual property rights relating to the Drug. Accordingly, the Avadel Licensee’s sublicense to such intellectual property is subject to the foregoing agreements. In addition, under the Serenity License Agreement, Serenity granted to the Avadel Licensee certain rights of Serenity in the New Drug Application for the Drug approved by the U.S. Food and Drug Administration (the “NDA”), and certain supply agreements relating to the Drug.

The Serenity License Agreement further provides that:

The Avadel Licensee may sublicense the licensed rights in the U.S. beginning two years after the effective date of the license, subject to Serenity’s prior written consent which may not be unreasonably withheld, conditioned, or delayed.

The Avadel Licensee will use its commercially reasonable efforts to commercialize the rights licensed to it under the License Agreement. The Avadel Licensee is responsible for the costs associated with all regulatory activities, including development activities undertaken to support obtaining or maintaining regulatory approvals. Within 120 days following the effective date of the License Agreement, the Avadel Licensee will provide Serenity with a plan with respect to the commercialization of the Drug in the Field in the Territory.

Within 180 days following the effective date of the License Agreement, the Avadel Licensee will notify Serenity of its decision to undertake development of the Drug for the “Nocturia Indication” (i.e., adult night-time non-incontinent urination) in Canada and the “PNE Indication” (i.e., bed-wetting) in the United States and/or Canada, each of which would require additional separate negotiated agreements with Serenity. Serenity will have the right to develop and commercialize the Drug for the Nocturia Indication in Canada and the PNE Indication in the Territory if the Avadel Licensee decides not to undertake such development.

The Avadel Licensee paid Serenity an up-front payment of $50 million upon the effective date of the License Agreement. The Avadel Licensee will also pay Serenity $20 million when the Drug first becomes available for commercial sale.

Serenity is eligible to receive milestone payments as follows: up to $40 million (the “Cumulative Sales Milestone Payments”) in the aggregate based on achievement of cumulative sales milestones of $50 million to $200 million and up to $180 million in the aggregate based on achievement of 12-month sales milestones of $300 million to $1.5 billion. Upon a change in control, Serenity will be eligible to receive a payment in the low to mid-double digit millions, reduced by portions of any Cumulative Sales Milestone Payments previously paid. In addition, Serenity is eligible to receive royalties of twenty-eight percent (28%) of annual net sales of up $500 million, thirty percent (30%) of annual net sales greater than $500 million up to $1 billion, and thirty-three percent (33%) of annual net sales over $1 billion, subject to adjustment in certain circumstances.

Serenity has the sole discretion and responsibility to prosecute and maintain the patent applications and patents licensed to the Avadel Licensee under the Serenity License Agreement, however, Serenity may not abandon rights to such patent applications and patents without Serenity first giving the Avadel Licensee an opportunity to assume full responsibility for the continued prosecution and maintenance thereof. The Avadel Licensee is required to reimburse Serenity for all costs incurred by Serenity after the effective date of the Serenity License Agreement in the preparation, filing, prosecution, and maintenance of certain patents up to $700,000.

The Avadel Licensee has the first right to enforce against third party infringement of intellectual property rights licensed to it under the Serenity License Agreement, however, if it elects to not do so, Serenity may step in and enforce against any such infringement. The Avadel Licensee has the first right to defend against claims by third parties that the Drug infringes any third party intellectual property rights, including the right to settle such claims unless they are indemnifiable by Serenity, in which case the Avadel Licensee must obtain Serenity’s prior written consent to enter into any such settlement. However, if the Avadel Licensee elects to not defend any such infringement claim, Serenity has the right to step in and do so.

Except with respect to pending litigation involving Ferring B.V., Ferring International Center S.A. and Ferring Pharmaceuticals Inc. (collectively, “Ferring”), the Avadel Licensee has the first right to defend against challenges to intellectual property licensed to it under the Serenity License Agreement, however, if the Avadel Licensee elects to not do so, Serenity may step in and defend against such challenges. With respect to pending litigation involving Ferring, Serenity has full control over such litigation at its own expense and may not settle such litigation in a manner that restricts the scope, or adversely affects the enforceability of the intellectual property rights licensed to the Avadel Licensee under the Serenity License Agreement without the Avadel Licensee’s consent, which may not be unreasonably withheld, delayed or conditioned. For more information regarding the pending litigation involving Ferring, please see the information set forth under the caption “– Risks Related to Avadel’s Exclusive License Agreement for Noctiva™” in the “Risk Factors” included as Exhibit 99.2 to this Current Report on Form 8-K.

The Serenity License Agreement remains in effect until it is terminated as specifically provided in the agreement. Both the Avadel Licensee and Serenity may terminate the agreement upon uncured, material breach of the agreement by or an insolvency-related event of the other party.

Development of Micropump®-Based Products

Avadel’s versatile Micropump® based technology allows it to select unique product development opportunities, representing either “life cycle” opportunities, whereby additional intellectual property can be added to a pharmaceutical to extend the commercial viability of a currently marketed product, or innovative formulation opportunities for new chemical entities (“NCEs”). Several products formulated using Avadel’s proprietary drug delivery technologies are currently under various stages of development. These products will be commercialized either by Avadel and/or by partners via licensing/distribution agreements. Additional information on products in development and detailed information regarding Avadel’s Micropump® based technologies is provided in this “Business of Avadel” under “– Other Products Under Development” and “– Avadel’s Drug Delivery Technologies.”

Because R&D costs for reformulating a drug are typically substantially lower than for developing NCEs, “reformulation approvals” provide an opportunity to extend the exclusivity period of already marketed drugs or create new market exclusivity for an off-patent drug. The Micropump® platform has successfully transitioned to commercial stage with Coreg CR® (a GlaxoSmithKline (GSK) marketed product). In addition to Avadel’s FT 218 product, Avadel has several ongoing early-stage feasibility studies of undisclosed drugs that utilize Micropump®.

FT 218 (Micropump® sodium oxybate): Avadel is developing a product which uses its Micropump® drug-delivery technology for the treatment of excessive daytime sleepiness (EDS) and cataplexy in patients suffering from narcolepsy. Avadel currently refers to this product as FT 218. FT 218 is a Micropump®-based formulation of sodium oxybate. Sodium oxybate is the sodium salt of gamma hydroxybutyrate, an endogenous compound and metabolite of the neurotransmitter gamma-aminobutyric acid (GABA). Sodium oxybate has been described as a therapeutic agent with high medical value. Sodium oxybate is approved in Europe and the United States as a twice nightly formulation indicated for the treatment of EDS and cataplexy in patients with narcolepsy.

In preparation for a clinical trial of FT 218, Avadel reached an agreement with the FDA for the design and planned analysis of its study through a Special Protocol Assessment (“SPA”). An SPA is an acknowledgement by the FDA that the design and planned analysis of a pivotal clinical trial adequately addresses the objectives necessary to support a regulatory submission. Pursuant to the SPA, in December 2016, Avadel initiated patient enrollment and dosing for a Phase III clinical trial to assess the safety and efficacy of a once-nightly formulation of FT 218 for the treatment of EDS and cataplexy in patients suffering from narcolepsy. The study is a randomized, double-blind, placebo controlled study of 264 patients being conducted in 50 to 60 clinical sites in the U.S., Canada and western Europe. In January 2018, Avadel announced that the FDA granted Orphan Drug Designation to FT 218. Avadel believes this study could demonstrate improved efficacy, safety and patient satisfaction over the current primary product serving this market, which is a twice nightly sodium oxybate formulation, for which the marketer estimates will generate revenues of between $1.18 billion and $1.2 billion in 2017.

Other Products Under Development

Avadel entered into an Exclusive License Agreement on September 30, 2015, with Elan, a subsidiary of Perrigo Company plc, for the U.S. rights to its LiquiTime® drug delivery platform for the U.S. (OTC) drug market. Under the multi-product license agreement, Avadel received an upfront payment of $6 million and will be eligible for at least an additional $50 million in approval and launch milestones. In addition, once commercialized Avadel will receive mid-single digit royalties on net sales of the products.

Product Pipeline

Avadel’s current product pipeline is detailed in the following table:

Product Pipeline
Platform / Strategy	Drug/Product	Indication	Stage
Micropump®	Sodium oxybate	EDS / Cataplexy	Phase III trial ongoing
UMD #4	Sterile Injectable - Drug Undisclosed	Undisclosed	Development ongoing; target filing 2018
LiquiTime®	Guaifenesin	Cough / Cold	Pivotal trial to commence pending stability data
LiquiTime®	Undisclosed	Pediatric	Proof of concept
Micropump®	Undisclosed	Pediatric	Proof of concept
LiquiTime®	Undisclosed	Pediatric	Proof of concept

Competition and Market Opportunities

Competition

Competition in the pharmaceutical and biotechnology industry is intense and is expected to increase. Avadel competes with academic laboratories, research institutions, universities, joint ventures, and other pharmaceutical and biotechnology companies, including other companies developing brand or generic specialty pharmaceutical products or drug delivery platforms. Some of these competitors may also be Avadel’s business partners. There can be no assurance that Avadel’s competitors will not obtain patent protection or other intellectual property rights that would make it difficult or impossible for it to compete with their products. Furthermore, major technological changes can happen quickly in the pharmaceutical and biotechnology industries. Such rapid technological change, or the development by Avadel’s competitors of technologically improved or differentiated products, could render its products, including its drug delivery platforms, obsolete or noncompetitive.

The pharmaceutical industry has dramatically changed over recent years, largely as a function of the growing importance of generic drugs. The growth of generics (typically small molecules) and of large molecules (biosimilars) has been accelerated by the demand for less expensive pharmaceutical products. As a result, the pricing power of pharmaceutical companies will be more tightly controlled in the future.

In addition, the overall landscape of the Pharma/Biotech industry has changed, as consolidation has reduced Avadel’s pool of potential partners and acquisition opportunities within the specialty pharmaceutical space.

Avadel’s business model competes with a number of companies based upon its current marketed products and those in development. Examples of companies with whom Avadel or future partners would compete, given its current pipeline, include Jazz Pharmaceuticals, Endo Pharmaceuticals, Tris Pharma, Ferring, Astellas and others.

Potential competition for FT 218. If FT 218 receives FDA approval, it will compete with the current approved twice-nightly sodium oxybate formulation, as well as a number of daytime stimulants including lisdexamfetamine, modafinil, armodafinil, which are widely prescribed, or prescribed concomitantly with sodium oxybate. Sodium oxybate is currently the only product approved for both EDS and cataplexy. In addition, Avadel anticipates that its FT 218 product may face competition from manufacturers of generic twice-nightly sodium oxybate formulations, who have reached settlement agreements with the current marketer for entry by 2023.

Noctiva™ Competition. While there are no other approved treatment options for nocturia due to nocturnal polyuria, Avadel anticipates that Noctiva™ will compete with products that have been historically used off-label to treat nocturia, primarily medications indicated for overactive bladder and benign prostatic hyperplasia, and older forms of desmopressin.

Market Opportunities

Because the pharmaceutical industry is highly competitive, participants seek ways to increase profitability by reducing competition through patent protection. Avadel, resulting from the combination of its existing proprietary drug delivery platforms with the established commercial capability of its unapproved to approved product strategy and with the acquisition of Noctiva™ has evolved into a Specialty Pharma company focusing on re-formulations and requiring shorter product development cycles by using an abbreviated NDA mechanism (505(b)(2)). Avadel’s commercial capabilities also differentiate it from some competitors.

In particular, in today’s environment, a drug has to demonstrate significant therapeutic improvements over the current standard of care in order to obtain third party payer coverage. Alternatively, changes in the delivery of a drug must create a demonstrable reduction in costs. Dosing convenience, by itself, is no longer sufficient to gain reimbursement acceptance. Specialty pharmaceutical companies must now demonstrate, through costly Phase 3 trials, therapeutic efficacy of their new formulations. The FDA has encouraged drug companies developing enhanced formulations to use an abbreviated regulatory pathway: the 505(b)(2) NDA. Many specialty pharmaceutical companies today are using this approach or the supplemental NDA pathway (“sNDA”). An NDA or sNDA is necessary to market an already approved drug for a new indication, or in a different dosage form or formulation. However, the sNDA approach requires cross-referencing the originator’s drug dossier, and eventually an alliance with the originator’s company for commercialization.

The market opportunities for Noctiva and the proprietary pipeline products that Avadel intends to pursue independently are estimated by Avadel to be worth at least several hundred million dollars each.

Noctiva™

Avadel believes that nocturia, the condition of waking two or more times per night to urinate, represents a substantial unmet medical need affecting approximately 40 million adults in the United States. Through claims analysis, it is estimated that only 27 percent, or approximately 11 million, of patients are diagnosed with the condition and only 3 million are on active pharmacological treatment. Noctiva™ is the first and only FDA approved product indicated to treat nocturia due to nocturnal polyuria, or the overproduction of urine at night, which is present in approximately 88 percent of patients with nocturia. With no approved or proven treatment options for nocturia due to nocturnal polyuria, Avadel believes that Noctiva™ may have the potential to address a very prevalent unmet need within a large patient population. Avadel further believes that Noctiva™ has the potential to provide Avadel with substantial revenue growth should it successfully execute its commercialization strategy, which will consist of condition-state awareness to prime the urology market with a full-scale product launch to follow in the second quarter of 2018. For a discussion of risks associated with Avadel’s Noctiva™, please see the information set forth under the caption “– Risks Related to Avadel’s Exclusive License Agreement for Noctiva™” in the “Risk Factors” included as Exhibit 99.2 to this Current Report on Form 8-K.

FT 218

Narcolepsy is an orphan disease affecting approximately 200,000 people in the U.S. With low prevalence and an even lower diagnosis rate, an estimated 50,000 diagnosed and on treatment, many patients’ needs are not being met and there are limited proven treatment options, particularly for those suffering from cataplexy. Currently, the only approved treatment option to treat both EDS and cataplexy is a liquid formulation of sodium oxybate dosed twice per night. This treatment requires patients to wake up in the middle of the night to take a second dose of medication, interrupting sleep and potentially causing a number of other issues related to their quality of life.

Avadel believes that its once nightly formulation of sodium oxybate in FT 218 may have the potential to provide an uninterrupted night’s sleep to patients, and may also have an improved safety profile, fewer potential side effects due to a lower Cmax of FT 218 compared to the current approved product, and may provide other additional benefits related to quality of life. 2017 revenue estimates of the marketed twice-nightly sodium oxybate range from $1.18 billion to $1.2 billion and the number of patients actively on treatment as of November 2017 was approximately 13,000. Following the completion of Avadel’s REST-ON clinical trial, if FT 218 is able to adequately demonstrate an improved safety profile over the current approved product, the potential to receive Orphan Drug Designation may provide development and commercial incentives for FT 218, including eligibility for a seven-year period of market exclusivity in the U.S. as the only once-nightly formulation.

Avadel’s Drug Delivery Technologies

Avadel owns and develops drug delivery technologies that address key formulation challenges, leading to the development of differentiated drug products for administration in various forms (e.g., capsules, tablets, sachets or liquid suspensions for oral use; or injectables for subcutaneous administration) and that can be applied to a broad range of drugs (novel, already-marketed, or off-patent).

Avadel believes that its Micropump® technology permits the development of differentiated product profiles (modified/controlled release formulations) under various dosage forms including capsules, tablets, sachets and liquid suspensions (LiquiTime®) for oral use. In addition, with Trigger Lock™ potentially addressing the issue of narcotic/opioid analgesics abuse, Avadel believes that it has broad and versatile presentations to serve most markets from pediatric to geriatric. A brief discussion of each of Avadel’s drug delivery technologies is set forth below.

Micropump® Technology. Micropump® is a microparticulate system that allows the development and marketing of modified and/or controlled release solid, oral dosage formulations of drugs. Micropump®-carvedilol and Micropump®-aspirin formulations have been approved in the U.S. Avadel’s Micropump® technology permits either extended or delayed delivery of small molecule drugs via the oral route. Micropump® consists of a multiple-particulate system containing 5,000 to 10,000 microparticles/nanoparticles per capsule or tablet. The 200-500 microns diameter-sized microparticles are released in the stomach and pass into the small intestine, where each microparticle, operating as a miniature delivery system, releases the drug at an adjustable rate and over an extended period of time. The design of the Micropump® microparticles allows an extended release in the Gastro-Intestinal (“GI”) tract allowing mean plasma residence times to be extended for up to 24 hours. The microparticles’ design can be adapted to each drug’s specific characteristics by modifying the coating composition and thickness as well as the composition of the excipients encapsulated with the drug. The resultant formulations can potentially offer improved efficacy (by extending therapeutic coverage), reduced toxicity and/or side effects (by reducing Cmax or peak drug concentration in the plasma, or by reducing intra- and inter-patient variability), and improved patient compliance (by reducing frequency of administration). The platform is applicable to poorly soluble (< 0.01mg/L) as well as highly soluble (> 500g/L) and to low dose (e.g., 4 mg) or high dose (e.g., 1,000 mg) drugs, while providing excellent mouth feel and taste masking properties. Micropump® allows the achievement of extremely precise pharmacokinetic profiles extended (and/or delayed) release of single or combination of drugs, in a variety of formats (such as tablets, capsules, sachet, or liquids (LiquiTime®), while preserving the targeted release rate over the shelf-life of the product.

LiquiTime®. LiquiTime® allows development of modified/controlled release oral products in a liquid suspension formulation particularly suited to children or for patients having issues swallowing tablets or capsules. Avadel’s LiquiTime® technology uses Micropump’s competitive advantages to allow the development of products with modified/controlled release (e.g., zero-order kinetics) in liquid suspension formulations. The LiquiTime® products are particularly suitable for dosing to children and for use by patients having issues swallowing tablets or capsules. LiquiTime® does not have the limitation of having to work solely with ionic drugs and therefore has applicability to a much broader range of drug molecules. As with Micropump®, LiquiTime® can be applied to the development of combination products. Avadel believes that LiquiTime®, designed to provide a controlled, extended release of oral liquids principally for pediatric and geriatric patients, will enable Avadel to develop improved, patent protected prescription products to serve an unmet medical need in these patient populations. Avadel believes that the increasing number of geriatric patients and the demand for convenient drug delivery options for children offer opportunities for the development of LiquiTime®-based formulations.

Elan Pharmaceuticals has licensed the LiquiTime® technology in the U.S. for OTC products and Avadel is currently working on an extended release suspension formulation for guaifenesin (see “– Product Pipeline”). Avadel has maintained the prescription rights to LiquiTime®, as it views prescription products as higher-value opportunities. Avadel is currently conducting feasibility studies on two potential prescription products utilizing its LiquiTime® technology.

Trigger Lock™. Trigger Lock™ allows development of abuse-resistant modified/controlled release formulations of narcotic/opioid analgesics and other drugs susceptible to abuse.

Medusa™. Medusa™ allows the development of extended/modified release of injectable dosage formulations of drugs (e.g., peptides, polypeptides, proteins, and small molecules).

Proprietary Intellectual Property

Avadel’s commercial success with respect to the development and commercialization of Noctiva™ is dependent on Avadel’s and its licensor’s ability to obtain and maintain patent protection for Noctiva™. In addition, parts of Avadel’s product pipeline and strategic alliances utilize its drug delivery platforms and related products of which certain features are the subject of patents or patent applications. As a matter of policy, Avadel seeks patent protection of its inventions and also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to maintain and develop competitive positions.

Licensed Noctiva Patents. Avadel’s licensed patent portfolio relating to Noctiva™ consists of four U.S. patents, one or more of which generally disclose pharmaceutical compositions that include desmopressin and a pharmaceutically acceptable carrier, methods for using those compositions, and/or intranasal spray devices for consistently achieving low desmopressin blood concentrations. The U.S. patents are expected to expire beginning in 2023 and ending in 2030. Avadel does not own any patents or patent applications relating to Noctiva™.

Drug Delivery Technology Patents. Avadel’s drug delivery technologies are the subject of certain patents, including: (i) for Micropump®, patents relating to an efficacious coating formulation for providing delayed and sustained release of an active ingredient with absorption limited to the upper part of intestinal tract (expiring in 2025 in the U.S. and 2022 in foreign jurisdictions); (ii) for LiquiTime®, patents relating to film-coated microcapsules and a method comprising orally administering such microcapsules to a patient (expiring in 2023); (iii) for Trigger Lock™, patents relating to a solid oral drug form with at least part of the active ingredient contained in microparticles with anticrushing characteristics to prevent misuse (expiring in 2027); and (iv) for Medusa™, patents relating to an aqueous colloidal suspension of low viscosity based on submicronic particles of water-soluble biodegradable polymer PO (polyolefin) carrying hydrophobic groups (expiring in 2023).

The patent positions of biopharmaceutical companies like Avadel are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and patent scope can be reinterpreted by the courts after issuance. Moreover, many jurisdictions permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. Avadel cannot predict whether the patent applications it is currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any of Avadel’s licensed or owned patents will provide sufficient protection from competitors. Any of Avadel’s licensed or owned patents may be challenged, circumvented, or invalidated by third parties. For more information, please see the information set forth under the caption “– Risks Related to Avadel’s Business and Industry – If Avadel cannot adequately protect its intellectual property and proprietary information, Avadel may be unable to sustain a competitive advantage” in the “Risk Factors” included as Exhibit 99.2 to this Current Report on Form 8-K.

Supplies and Manufacturing

Avadel attempts to maintain multiple suppliers in order to mitigate the risk of shortfall and inability to supply market demand. Nevertheless, for most of its products Avadel relies on a limited number of suppliers, and in certain cases only one supplier, for sourcing active pharmaceutical ingredients (APIs).

The manufacture of the UMDs marketed by Avadel in the U.S. is outsourced to cGMP-compliant and FDA-audited contract manufacturing organization (“CMOs”) pursuant to supply agreements. Avadel will continue to outsource to third-party CMOs, and has no present plans to acquire manufacturing facilities. Avadel believes this outsourcing policy is beneficial to it for products to be marketed in the United States.

Noctiva™ is manufactured pursuant to a manufacturing agreement between Serenity and a third party CMO, which was assigned to Avadel in connection with the Serenity License Agreement. The CMO manufactures Noctiva™ in a sterile one-of-a-kind manufacturing facility located in Lakewood, New Jersey that is in compliance with cGMP guidance and directives applicable to the manufacture of Noctiva™. This manufacturing facility was built expressly for the manufacture of Noctiva™, and allows for the product to be the only preservative free nasal spray for this prescription.

In 2014, Avadel sold a manufacturing facility located in Pessac, France (near Bordeaux). Under the contract of sale, Avadel continues to use this facility to manufacture products using Avadel’s Micropump® and LiquiTime® drug delivery technologies. To date, this facility has not been used to manufacture products commercialized directly by Avadel.

Government Regulation

The design, testing, manufacturing and marketing of certain new or substantially modified drugs, biological products or medical devices must be approved, cleared or certified by regulatory agencies, regulatory authorities and notified bodies under applicable laws and regulations, the requirements of which may vary from country to country. This regulatory process is lengthy, expensive and uncertain. In the United States, the Food and Drug Administration (“FDA”) regulates such products under various federal statutes, including the Federal Food, Drug, and Cosmetic Act (“FDCA”) and the Public Health Service Act.

New Drug Product Development and Approval Process

Regulation by governmental authorities in the United States and other countries has a significant impact on the development, manufacture, and marketing of drug products and on ongoing research and product development activities. The products of all of Avadel’s pharmaceutical partners as well as its own products will require regulatory approval by governmental agencies and regulatory authorities prior to commercialization. In particular, these products are subject to manufacturing according to stringent requirements known as current good manufacturing practices (“cGMP”) which are promulgated by the FDA in the United States and by other authorities in other jurisdictions, and rigorous, pre-clinical and clinical testing and other pre-market approval requirements by the FDA, the European Commission and regulatory authorities in other countries. In the United States and the European Union, various statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of pharmaceutical products. The lengthy process of seeking these approvals, and the subsequent compliance with applicable statutes and regulations, require the expenditure of substantial resources.

Regulatory approval, when and if obtained, may be limited in scope. In particular, regulatory approvals will restrict the marketing of a product to specific uses. Approved drugs, as well as their manufacturers, are subject to ongoing review (including requirements and restrictions related to record keeping and reporting, FDA, European Commission and EU Member States competent authorities’ approval of certain changes in manufacturing processes or product labeling, product promotion and advertising, and pharmacovigilance, which includes monitoring and reporting adverse reactions, maintaining safety measures, and conducting dossier reviews for marketing authorization renewal). Discovery of previously unknown problems with these products may result in restrictions on their manufacture, sale or use, or in their withdrawal from the market. Failure to comply with regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other actions affecting Avadel’s potential products and commercial prospects or the potential products and commercial prospects of Avadel’s pharmaceutical partners who may utilize Avadel’s technologies. Any failure by Avadel or its pharmaceutical partners to comply with current or new and changing regulatory obligations, and any failure to obtain and maintain, or any delay in obtaining, regulatory approvals, could materially adversely affect its business.

The process for new drug product development and approval has many steps, including:

Chemical and Formulation Development. Pharmaceutical formulation taking into account the chemistry and physical characteristics of the drug or biological substance is the beginning of a new product. If initial laboratory experiments reveal that the concept for a new drug product looks promising, then a variety of further development steps and tests complying with internationally recognized guidance documents will have to be continued, in order to provide for a product ready for testing in animals and, after sufficient animal test results, also in humans.

Concurrent with pre-clinical studies and clinical trials, companies must continue to develop information about the properties of the drug product and finalize a process for manufacturing the product in accordance with cGMP. The manufacturing process must be capable of consistently producing quality batches of the product, and the manufacturer must develop and validate methods for testing the quality, purity and potency of the final products. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product does not undergo unacceptable deterioration over its shelf-life.

Pre-Clinical Testing. Once a drug candidate is identified for development, the candidate enters the pre-clinical testing stage. This includes laboratory evaluation of product chemistry and formulation, as well as animal studies of pharmacology (mechanism of action, pharmacokinetics) and toxicology which may have to be conducted over lengthy periods of time, to assess the potential safety and efficacy of the product as formulated. Pre-clinical tests must be conducted in compliance with good laboratory practice regulations, the Animal Welfare Act and its regulations in the U.S. and the Clinical Trials Directive and related national laws and guidelines in the EU Member States. Violations of these laws and regulations can, in some cases, lead to invalidation of the studies, then requiring such studies to be replicated. In some cases, long-term pre-clinical studies are conducted while clinical studies are ongoing.

Investigational New Drug Application.

U.S. The entire body of chemical or biochemical, pharmaceutical and pre-clinical development work necessary to administer investigational drugs to human volunteers or patients is summarized in an Investigational New Drug (“IND”) application to the FDA. The IND becomes effective if not rejected by the FDA within thirty (30) days after filing. There is no assurance that the submission of an IND will eventually allow a company to commence clinical trials. All clinical trials must be conducted under the supervision of a qualified investigator in accordance with good clinical practice regulations to ensure the quality and integrity of clinical trial results and data. These regulations include the requirement that, with limited exceptions, all subjects provide informed consent. In addition, an institutional review board (“IRB”), composed primarily of physicians and other qualified experts at the hospital or clinic where the proposed studies will be conducted, must review and approve each human study. The IRB also continues to monitor the study and must be kept aware of the study’s progress, particularly as to adverse events and changes in the research. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if adverse events occur. Failure to adhere to good clinical practices and the protocols, and failure to obtain IRB approval and informed consent, may result in FDA rejection of clinical trial results and data, and may delay or prevent the FDA from approving the drug for commercial use.

European Union. The European equivalent to the IND is the Investigational Medicinal Product Dossier (“IMPD”) which likewise must contain pharmaceutical, pre-clinical and, if existing, previous clinical information on the drug substance and product. An overall risk-benefit assessment critically analyzing the non-clinical and clinical data in relation to the potential risks and benefits of the proposed trial must also be included. The intended clinical trial must be submitted for authorization by the regulatory authority(ies) of each EU Member States in which the trial is intended to be conducted prior to its commencement. The trial must be conducted on the basis of the protocol as approved by an Ethics Committee(s) in each EU Member State (EU equivalent to IRBs) before the trial commences. Before submitting an application to the competent authority, the sponsor must register the trial in the EudraCT database where it will be provided with a unique EudraCT number.

Clinical Trials. Typically, clinical testing involves the administration of the drug product first to healthy human volunteers and then to patients with conditions needing treatment under the supervision of a qualified principal investigator, usually a physician, pursuant to a ‘protocol’ or clinical plan reviewed by the FDA and the competent authorities of the EU Member States along with the IRB or Ethics Committee (via the IND or IMPD submission). The protocol details matter such as a description of the condition to be treated, the objectives of the study, a description of the patient population eligible for the study and the parameters to be used to monitor safety and efficacy.

Clinical trials are time-consuming and costly, and typically are conducted in three sequential phases, which sometimes may overlap. Phase I trials consist of testing the product in a small number of patients or normal volunteers, primarily for safety, in one or more dosages, as well as characterization of a drug’s pharmacokinetic and/or pharmacodynamic profile. In Phase II, in addition to safety, the product is studied in a patient population to evaluate the product’s efficacy for the specific, targeted indications and to determine dosage tolerance and optimal dosage. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded patient population at geographically dispersed sites. With limited exceptions, all patients involved in a clinical trial must provide informed consent prior to their participation. Meeting clinical endpoints in early stage clinical trials does not assure success in later stage clinical trials. Phase I, II, and III testing may not be completed successfully within any specified time period, if at all.

The FDA and the competent authorities of EU Member States monitor the progress of each clinical trial phase conducted under an IND or IMPD and may, at their discretion, reevaluate, alter, suspend or terminate clinical trials at any point in this process for various reasons, including a finding that patients are being exposed to an unacceptable health risk or a determination that it is unethical to continue the study. The FDA, the European Commission and the competent authorities of EU Member States can also request that additional clinical trials be conducted as a condition to product approval. The IRB, the Ethics Committee, and sponsor also may order the temporary or permanent discontinuance of a clinical trial at any time for a variety of reasons, particularly if safety concerns arise. Such holds can cause substantial delay and in some cases, may require abandonment of product development. These clinical studies must be conducted in conformance with the FDA’s bioresearch monitoring regulations, the Clinical Trials Directive and/or internationally recognized guidance such as the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (“ICH”).

New Drug Application. After the completion of the clinical trial phases of development, if the sponsor concludes that there is substantial evidence that the drug candidate is effective and that the drug is safe for its intended use, an NDA may be submitted to the FDA. The application must contain all of the information on the drug candidate gathered to that date, including data from the pre-clinical and clinical trials, information pertaining to the preparation of the drug, analytical methods, product formulation, details on the manufacture of finished products, proposed product packaging, labeling and stability (shelf-life). NDAs are often over 100,000 pages in length. If FDA determines that a Risk Evaluation and Mitigation Strategy (“REMS”) is necessary to ensure that the benefits of the drug outweigh the risks, a sponsor may be required to include as part of the application a proposed REMS, including a package insert directed to patients, a plan for communication with healthcare providers, restrictions on a drug’s distribution, or a medication guide to provide better information to consumers about the drug’s risks and benefits. Submission of an NDA does not assure FDA approval for marketing.

The FDA reviews all submitted NDAs before it accepts them for filing (the U.S. prerequisite for dossier review). It may refuse to file the application and request additional information rather than accepting an application for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA to determine, among other things, whether a product is safe and effective for its intended use. As part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation. There is a strong presumption for advisory committee review for any drug containing an active ingredient not previously approved. The FDA is not bound by the recommendation of an advisory committee. Under the Prescription Drug User Fee Act (“PDUFA”), submission of an NDA with clinical data requires payment of a fee. In return, the FDA assigns an action date of 10 months from acceptance of the application to return of a first ‘complete response,’ in which the FDA may approve the product or request additional information. (Although PDUFA also provides for a six-month “priority review” process, Avadel does not anticipate it applying to any of its products or its partners’ products.) There can be no assurance that an application will be approved within the performance goal timeframe established under PDUFA, if at all. If the FDA’s evaluation of the NDA is not favorable, the FDA usually will outline the deficiencies in the submission and request additional testing or information. Notwithstanding the submission of any requested additional information, or even in lieu of asking for additional information, the FDA may decide that the marketing application does not satisfy the regulatory criteria for approval and issue a complete response letter, communicating the agency’s decision not to approve the application.

FDA approval of an NDA will be based, among other factors, on the agency’s review of the pre-clinical and clinical data submitted, a risk/benefit analysis of the product, and an evaluation of the manufacturing processes and facilities. Data obtained from clinical activities are not always conclusive and may be susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. The FDA has substantial discretion in the approval process and may disagree with an applicant’s interpretation of the data submitted in its NDA. For instance, FDA may require Avadel to provide data from additional preclinical studies or clinical trials to support approval of certain development. Among the conditions for NDA approval is the requirement that each prospective manufacturer’s quality control and manufacturing procedures conform to cGMP standards and requirements. Manufacturing establishments often are subject to Pre-Approval Inspections prior to NDA approval to assure compliance with cGMP manufacturing commitments made in the relevant marketing application.

Patent Restoration and Exclusivity. The Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, establishes two abbreviated approval pathways for drug products that are in some way follow-on versions of already approved products.

Generic Drugs. A generic version of an approved drug is approved by means of an Abbreviated New Drug Application, or ANDA, by which the sponsor demonstrates that the proposed product is the same as the approved, brand-name drug, which is referred to as the “Reference Listed Drug,” or “RLD”. Generally, an ANDA must contain data and information showing that the proposed generic product and RLD (1) have the same active ingredient, in the same strength and dosage form, to be delivered via the same route of administration, (2) are intended for the same uses, and (3) are bioequivalent. This is instead of independently demonstrating the proposed product’s safety and effectiveness, which are inferred from the fact that the product is the same as the RLD, which the FDA previously found to be safe and effective.

505(b)(2) NDAs. If a product is similar, but not identical, to an already approved product, it may be submitted for approval via an NDA under Section 505(b)(2) of the Act. Unlike an ANDA, this does not excuse the sponsor from demonstrating the proposed product’s safety and effectiveness. Rather, the sponsor is permitted to rely to some degree on published scientific literature and the FDA’s finding that the RLD is safe and effective, and must submit its own data of safety and effectiveness to an extent necessary because of the differences between the products. With regard to certain UMD products, Avadel intends to submit 505(b)(2) NDAs, relying solely on published scientific literature. Avadel does not plan to conduct additional preclinical studies or clinical trials for these 505(b)(2) NDAs; and, if it were required to do so, would review the continued value of the product.

RLD Patents. An NDA sponsor must advise the FDA about patents that claim the drug substance or drug product or a method of using the drug. When the drug is approved, those patents are among the information about the product that is listed in the FDA publication, Approved Drug Products with Therapeutic Equivalence Evaluations, which is referred to as the Orange Book. The sponsor of an ANDA or 505(b)(2) application seeking to rely on an approved product as the RLD must make one of several certifications regarding each listed patent. A “Paragraph III” certification is the sponsor’s statement that it will wait for the patent to expire before obtaining approval for its product. A “Paragraph IV” certification is a challenge to the patent; it is an assertion that the patent does not block approval of the later product, either because the patent is invalid or unenforceable or because the patent, even if valid, is not infringed by the new product.

Once the FDA accepts for filing an ANDA or 505(b)(2) application containing a Paragraph IV certification, the applicant must within 20 days provide notice to the RLD NDA holder and patent owner that the application with patent challenge has been submitted, and provide the factual and legal basis for the applicant’s assertion that the patent is invalid or not infringed. If the NDA holder or patent owner file suit against the ANDA or 505(b)(2) applicant for patent infringement within 45 days of receiving the Paragraph IV notice, FDA is prohibited from approving the ANDA or 505(b)(2) application for a period of 30 months from the date of receipt of the notice. If the RLD has NCE exclusivity and the notice is given and suit filed during the fifth year of exclusivity, the 30-month stay does not begin until five years after the RLD approval. The FDA may approve the proposed product before the expiration of the 30-month stay if a court finds the patent invalid or not infringed or if the court shortens the period because the parties have failed to cooperate in expediting the litigation.

Regulatory Exclusivities. The Hatch-Waxman Act may provide periods of regulatory exclusivity for products that would serve as RLDs. If a product is a “new chemical entity,” or NCE, - generally meaning that the active moiety has never before been approved in any drug - there may be a period of five years from the product’s approval during which the FDA may not accept for filing any ANDA or 505(b)(2) application for a drug with the same active moiety. An ANDA or 505(b)(2) application may be submitted after four years, however, if the sponsor makes a Paragraph IV certification challenging a listed patent.

A product that is not an NCE may qualify for a three-year period of exclusivity, if the NDA contains clinical data that were necessary for approval. In that instance, the exclusivity period does not preclude filing or review of the ANDA or 505(b)(2) application; rather, the FDA is precluded from granting final approval to the ANDA or 505(b)(2) application until three years after approval of the RLD. Additionally, the exclusivity applies only to the conditions of approval that required submission of the clinical data. For example, if an NDA is submitted for a product that is not an NCE, but that seeks approval for a new indication, and clinical data were required to demonstrate the safety or effectiveness of the product for that use, the FDA could not approve an ANDA or 505(b)(2) application for another product with that active moiety for that use. For example, Coreg CR received three-year exclusivity for the clinical trials that demonstrated the safety and efficacy of the new, controlled-release dosage form; that exclusivity, which has expired, blocked other controlled-release products.

For a brief discussion of potential marketing exclusivity that could be available under certain conditions with respect to Avadel’s product candidate FT 218, please see the information set forth under the caption “– Risks Related to Regulatory and Legal Matters – If FT 218 is approved by the FDA, we may not obtain orphan drug marketing exclusivity” in the “Risk Factors” included as Exhibit 99.2 to this Current Report on Form 8-K.

Patent Term Restoration. Under the Hatch-Waxman Act, a portion of the patent term lost during product development and FDA review of an NDA or 505(b)(2) application is restored if approval of the application is the first permitted commercial marketing of a drug containing the active ingredient. The patent term restoration period is generally one-half the time between the effective date of the IND and the date of submission of the NDA, plus the time between the date of submission of the NDA and the date of FDA approval of the product. The maximum period of restoration is five years, and the patent cannot be extended to more than 14 years from the date of FDA approval of the product. Only one patent claiming each approved product is eligible for restoration and the patent holder must apply for restoration within 60 days of approval. The United States Patent and Trademark Office, or PTO, in consultation with the FDA, reviews and approves the application for patent term restoration. In the event that Avadel applies for patent term extensions on patents covering Avadel’s products, the FDA and the USPTO may not agree with Avadel’s assessment of whether such extensions are available, and may refuse to grant extensions to Avadel’s patents, or may grant more limited extensions than Avadel requests. Moreover, Avadel may not receive an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements.

Regulation of Combination Drugs. Medical products containing a combination of drugs, biologic, or device products may be regulated as ‘combination products’ in the United States. A combination product generally is defined as a product comprising components from two or more regulatory categories (e.g., drug/device, device/biologic, drug/biologic). Each component of a combination product is subject to the requirements established by the FDA for that type of component, whether a drug, biologic or device.

To determine which FDA center or centers will review a combination product submission, companies may submit a request for assignment to the FDA. Those requests may be handled formally or informally. In some cases, jurisdiction may be determined informally based on FDA experience with similar products. However, informal jurisdictional determinations are not binding on the FDA. Companies also may submit a formal Request for Designation to the FDA Office of Combination Products. The Office of Combination Products will review the request and make its jurisdictional determination within 60 days of receiving a Request for Designation.

In order to facilitate pre-market review of combination products, the FDA designates one of its centers to have primary jurisdiction for the pre-market review and regulation of both components. The determination whether a product is a combination product or two separate products is made by the FDA on a case-by-case basis. It is possible that Avadel’s delivery platforms, when coupled with a drug or medical device component, could be considered and regulated by the FDA as a combination product.

If the primary mode of action is determined to be a drug, the product will be reviewed by the Center for Drug Evaluation and Research (“CDER”) either in consultation with another center or independently. If the primary mode of action is determined to be a medical device, the product would be reviewed by Center for Devices and Radiological Health (“CDRH”) either in consultation with another center, such as CDER, or independently. In addition, FDA could determine that the product is a biologic and subject to the jurisdiction of the Center for Biologic Evaluation and Research (“CBER”), although it is also possible that a biological product will be regulated by CDER.

Marketing Approval and Reporting Requirements. If the FDA approves an NDA, the product becomes available for physicians to prescribe. The FDA may require post-marketing studies, also known as Phase IV studies, as a condition of approval to develop additional information regarding the safety of a product. These studies may involve continued testing of a product and development of data, including clinical data, about the product’s effects in various populations and any side effects associated with long-term use. After approval, the FDA may require post-marketing studies or clinical trials, as well as periodic status reports, if new safety information develops. These post-marketing studies may include clinical trials to investigate known serious risks or signals of serious risks or identify unexpected serious risks. Failure to conduct these studies in a timely manner may result in substantial civil fines and can result in withdrawal of approval. Avadel has several Phase IV obligations with its current approvals.

In addition, the FDA may require distribution to patients of a medication guide such as a REMS for prescription products that the agency determines pose a serious and significant health concern in order to provide information necessary to patients’ safe and effective use of such products.

In the European Union, the marketing authorization of a medicinal product may be made conditional on the conduct of Phase IV post-marketing studies. Failure to conduct these studies in relation to centrally authorized products can lead to the imposition of substantial fines. Moreover, Phase IV studies are often conducted by companies in order to obtain further information on product efficacy and positioning on the market in view of competitors and to assist in application for pricing and reimbursement.

Other Post-Marketing Obligations. Any products manufactured and/or distributed pursuant to FDA approvals are subject to continuing regulation by the FDA, including recordkeeping requirements, reporting of adverse experiences with the product, submitting other periodic reports, drug sampling and distribution requirements, notifying the FDA and gaining its approval of certain manufacturing or labeling changes, complying with certain electronic records and signature requirements, submitting periodic reports to the FDA, maintaining and providing updated safety and efficacy information to the FDA, and complying with FDA promotion and advertising requirements. For example, the FDA has required Avadel to conduct post-marketing clinical and non-clinical studies for several of its products to be completed between 2016 and 2019.

Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and to list their products with the FDA. The FDA periodically inspects manufacturing facilities in the United States and abroad in order to assure compliance with the applicable cGMP regulations and other requirements. Facilities also are subject to inspections by other federal, foreign, state or local agencies. In complying with the cGMP regulations, manufacturers must continue to expend time, money and effort in recordkeeping and quality control to assure that the product meets applicable specifications and other post-marketing requirements. Failure of Avadel or its licensees to comply with FDA’s cGMP regulations or other requirements could have a significant adverse effect on Avadel’s business, financial condition and results of operations.

Also, newly discovered or developed safety or efficacy data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, additional pre-clinical or clinical studies, or even in some instances, revocation or withdrawal of the approval. Violations of regulatory requirements at any stage, including after approval, may result in various adverse consequences, including the FDA’s delay in approving or refusal to approve a product, withdrawal or recall of an approved product from the market, other voluntary or FDA-initiated action that could delay or restrict further marketing, and the imposition of civil fines and criminal penalties against the manufacturer and NDA holder. In addition, later discovery of previously unknown problems may result in restrictions on the product, manufacturer or NDA holder, including withdrawal of the product from the market. Furthermore, new government requirements may be established that could delay or prevent regulatory approval of Avadel’s products under development, or affect the conditions under which approved products are marketed.

The Food and Drug Administration Amendments Act of 2007 provides the FDA with expanded authority over drug products after approval. This legislation enhances the FDA’s authority with respect to post-marketing safety surveillance, including, among other things, the authority to require additional post-marketing studies or clinical trials, labeling changes as a result of safety findings, registering clinical trials, and making clinical trial results publicly available.

In the European Union, stringent pharmacovigilance regulations oblige companies to appoint a suitably qualified and experienced Qualified Person resident in the European Economic Area, to prepare and submit to the competent authorities adverse event reports within specific time lines, prepare Periodic Safety Update Reports (PSURs) and provide other supplementary information, report to authorities at regular intervals and take adequate safety measures agreed with regulatory agencies as necessary. Failure to undertake these obligations can lead to the imposition of substantial fines.

Other Regulation

Controlled Substances Act. Narcotics and other active pharmaceutical ingredients (APIs), such as sodium oxybate and ephedrine sulfate are “controlled substances” under the Controlled Substances Act. The federal “Controlled Substances Act” (“CSA”), Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, regulates the manufacture and distribution of narcotics and other controlled substances, including stimulants, depressants and hallucinogens. The CSA is administered by the “Drug Enforcement Administration” (“DEA”), a division of the U.S. Department of Justice, and is intended to prevent the abuse or diversion of controlled substances into illicit channels of commerce. Avadel has several products marketed under this Act and has at least one product under development.

Any person or firm that manufactures, distributes, dispenses, imports, or exports any controlled substance (or proposes to do so) must register with the DEA. The applicant must register for a specific business activity related to controlled substances, including manufacturing or distributing, and may engage in only the activity or activities for which it is registered. The DEA conducts periodic inspections of registered establishments that handle controlled substances and allots quotas of controlled drugs to manufacturers and marketers’ failure to comply with relevant DEA regulations, particularly as manifested in the loss or diversion of controlled substances, can result in regulatory action including civil penalties, refusal to renew necessary registrations, or proceedings to revoke those registrations. In certain circumstances, violations can lead to criminal prosecution. In addition to these federal statutory and regulatory obligations, there may be state and local laws and regulations relevant to the handling of controlled substances or listed chemicals.

cGMP. Current Good Manufacturing Practices rules apply to the manufacturing of drugs and medical devices. In addition to regulations enforced by the FDA, Avadel is also subject to French, U.S. and other countries’ rules and regulations governing permissible laboratory activities, waste disposal, handling of toxic, dangerous or radioactive materials and other matters. Avadel’s R&D involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although Avadel believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by French, EU, U.S. and other foreign rules and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated.

Health Care Fraud and Abuse. Avadel is subject to a number of federal and state laws pertaining to health care “fraud and abuse,” such as anti-kickback and false claims laws. Under anti-kickback laws, it is illegal for a prescription drug manufacturer to solicit, offer, receive, or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug. Due to the breadth of the statutory provisions and the absence of guidance via regulations and that there are few court decisions addressing industry practices, it is possible that Avadel’s practices might be challenged under anti-kickback or similar laws. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third-party payors (such as the Medicare and Medicaid programs) claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Avadel’s sales and marketing activities relating to its products could be subject to scrutiny under these laws. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, the possibility of exclusion from federal health care programs (including Medicare and Medicaid) and corporate integrity agreements, which impose, among other things, rigorous operational and monitoring requirements on companies. In addition, similar sanctions and penalties can be imposed upon executive officers and employees, including criminal sanctions against executive officers. As a result of the potential penalties that can be imposed on companies and individuals if convicted, allegations of such violations often result in settlements even if the company or individual being investigated admits no wrongdoing. Settlements often include significant civil sanctions, including fines and civil monetary penalties, and corporate integrity agreements. If the government were to allege or convict Avadel or its executive officers of violating these laws, Avadel’s business could be harmed. In addition, private individuals have the ability to bring similar actions. In addition to the reasons noted above, Avadel’s activities could be subject to challenge due to the broad scope of these laws and the increasing attention being given to them by law enforcement authorities. There also are an increasing number of federal and state laws that require manufacturers to make reports to states on pricing, marketing information, and payments and other transfers of value to healthcare providers. Many of these laws contain ambiguities as to what is required to comply with the laws. Given the lack of clarity in laws and their implementation, Avadel’s reporting actions could be subject to the penalty provisions of the pertinent authorities.

Healthcare Privacy and Security Laws. Avadel may be subject to, or its marketing activities may be limited by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology and Clinical Health Act and their respective implementing regulations, which established uniform standards for certain “covered entities” (healthcare providers, health plans and healthcare clearinghouses) governing the conduct of certain electronic healthcare transactions and protecting the security and privacy of protected health information. Among other things, HIPAA’s privacy and security standards are directly applicable to “business associates” – independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. In addition to possible civil and criminal penalties for violations, state attorney generals are authorized to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. In the EU/EEA, Directive 95/46/EEC (as amended) or its successor applies to identified or identifiable personal data processed by automated means (e.g., a computer database of customers) and data contained in, or intended to be part of, non-automated filing systems (traditional paper files) as well as transfer of such data to a country outside of the EU/EEA.

“Sunshine” and Marketing Disclosure Laws. There are an increasing number of federal and state “sunshine” laws that require pharmaceutical manufacturers to make reports to states on pricing and marketing information. Several states have enacted legislation requiring pharmaceutical companies to, among other things, establish marketing compliance programs, file periodic reports with the state, and make periodic public disclosures on sales and marketing activities, and prohibiting certain other sales and marketing practices. In addition, a similar recently implemented federal requirement requires manufacturers, including pharmaceutical manufacturers, to track and report to the federal government certain payments and other transfers of value made to physicians and other healthcare professionals and teaching hospitals and ownership or investment interests held by physicians and their immediate family members. The federal government began disclosing the reported information on a publicly available website in 2014. These laws may adversely affect Avadel’s sales, marketing, and other activities with respect to its medicines in the United States by imposing administrative and compliance burdens on us. If Avadel fails to track and report as required by these laws or otherwise comply with these laws, it could be subject to the penalty provisions of the pertinent state and federal authorities.

Government Price Reporting. For those marketed medicines which are covered in the United States by the Medicaid programs, Avadel has various obligations, including government price reporting and rebate requirements, which generally require medicines be offered at substantial rebates/discounts to Medicaid and certain purchasers (including “covered entities” purchasing under the 340B Drug Discount Program). Avadel is also required to discount such medicines to authorized users of the Federal Supply Schedule of the General Services Administration, under which additional laws and requirements apply. These programs require submission of pricing data and calculation of discounts and rebates pursuant to complex statutory formulas, as well as the entry into government procurement contracts governed by the Federal Acquisition Regulations, and the guidance governing such calculations is not always clear. Compliance with such requirements can require significant investment in personnel, systems and resources, but failure to properly calculate Avadel’s prices, or offer required discounts or rebates could subject it to substantial penalties. One component of the rebate and discount calculations under the Medicaid and 340B programs, respectively, is the “additional rebate”, a complex calculation which is based, in part, on the rate at which a branded drug price increases over time more than the rate of inflation (based on the CPI-U). This comparison is based on the baseline pricing data for the first full quarter of sales associated with a branded drug’s NDA, and baseline data cannot generally be reset, even on transfer of the NDA to another manufacturer. This “additional rebate” calculation can, in some cases where price increases have been relatively high versus the first quarter of sales of the NDA, result in Medicaid rebates up to 100 percent of a drug’s “average manufacturer price” and 340B prices of one penny.

Healthcare Reimbursement

In both U.S. and foreign markets, sales of Avadel’s potential products as well as products of pharmaceutical and biotechnology companies that incorporate Avadel’s technology into their products, if any, will depend in part on the availability of reimbursement by third-party payers, such as government health administration authorities, private health insurers and other organizations. The U.S. market for pharmaceutical products is increasingly being shaped by managed care organizations, pharmacy benefit managers, cooperative buying organizations and large drugstore chains. Third-party payers are challenging the price and cost effectiveness of medical products and services. Uncertainty particularly exists as to the reimbursement status of newly approved healthcare products. There can be no assurance reimbursement will be available to enable Avadel to maintain price levels sufficient to realize an appropriate return on its product development investment. Legislation and regulations affecting the pricing of pharmaceuticals may change before Avadel’s proposed products are approved for marketing and any such changes could further limit reimbursement for medical products and services.

Properties

Avadel Research SAS, Avadel’s research center, is located in Venissieux, France (a suburb of Lyon) in three adjacent leased facilities totaling approximately 51,600 square feet. One building of approximately 12,800 square feet houses administrative offices and analytical research laboratories. The lease on this facility expires in March 2019. A second facility comprising approximately 12,800 square feet houses equipment dedicated to Avadel’s Micropump®, LiquiTime® and Trigger Lock™ platforms has a lease which expires in March 2019. The third facility of approximately 26,000 square feet houses research and biochemistry (Medusa™) laboratories and quality/regulatory affairs and the lease may be terminated by the end of 2018.

Avadel previously owned manufacturing facilities, of approximately 103,900 square feet, located in Pessac, France (“Pessac Facility”), which included (i) approximately 6,800 square feet used for the manufacture of Coreg CR® microparticles for GSK as well as other Micropump®, and LiquiTime®/Trigger Lock™-based formulations (up to commercial scale) and housed two suites of equipment, as well as a dedicated warehouse, analytical control laboratory and a technical area with air compressor units, refrigeration units for solvents, and a heat boiler. This facility was divested to Recipharm on December 1, 2014.

Avadel has commercial and administrative activities located in Chesterfield, Missouri. In November 2015, it relocated to new office space in Chesterfield, Missouri. The office space consists of 17,065 square feet, and the lease expires in 2022. Avadel still maintains the lease on its former office space which expires in 2018. Additionally, Avadel still maintains the lease on the former headquarters of FSC Laboratories, Inc. located in Charlotte, North Carolina. This office space consists of 6,300 square feet, and the lease expires in 2020.

Avadel has intellectual property, clinical, quality, regulatory, and supply chain activities located in Dublin, Ireland. The office space consists of 5,059 square feet and the lease expires in 2025.

During 2016, Avadel expended $1.2 million on property primarily for maintenance and investment in a global ERP.

Employees

As of December 31, 2017, Avadel had approximately 192 employees, of which approximately 165 were full-time. None of Avadel’s employees are subject to a union or other collective bargaining agreement. Employees at Avadel’s French subsidiaries (approximately 101 employees) are represented by a works’ council in which employee representatives have the right to be consulted as to certain matters affecting the French entities. Avadel believes that its relations with its employees are satisfactory.

Legal Proceedings

With respect to pending litigation involving patents covering Noctiva™, please see the information set forth under the caption “– Risks Related to Avadel’s Exclusive License Agreement for Noctiva™” in the “Risk Factors” included as Exhibit 99.2 to this Current Report on Form 8-K. While Avadel may be engaged in various other claims and legal proceedings in the ordinary course of business, it is not involved (whether as a defendant or otherwise) in, and, it has no knowledge of any threat of, any other litigation, arbitration or administrative or other proceeding that management believes would, if determined adversely, have a material adverse effect on its consolidated financial position, results of operations or liquidity.